Norwest Bank Minnesota,
National Association                                         Security Agreement



Norwest Bank Minnesota                              Aequitron Medical, Inc.
  National Association                              14800 - 28th Avenue North
55 East Fifth Street                                Plymouth, Minnesota 55447
St. Paul, Minnesota 55101                          (the "Borrower")
(the "Bank")


June 1, 1995

1. SECURITY INTEREST AND COLLATERAL. To secure payment of the Obligations (as defined below), the Borrower hereby enters into this Security Agreement (the "Agreement") and grants to the Bank a security interest (the "Security Interest") in the Collateral (defined below).

"Obligations" means every present and future debt, liability, and obligation which the Borrower may owe to the Bank, whether direct or indirect, due or unmatured, absolute or contingent, primary or secondary, or joint, several or joint and several, and including all extensions, renewals, amendments or replacements of such debt, liability, or obligation.

"Collateral" means the following property, excluding consumer goods, in which the Borrower now has or hereafter acquires an interest and all products and proceeds of such property:

(a) "Inventory". All inventory held for sale or lease or supply under a service contract, or which constitutes work in process or materials used or consumed in the Borrower's business.

(b)  "Equipment".  All  equipment  including  but not limited to all  machinery, vehicles, furniture, appliances, fixtures, manufacturing and processing equipment, shop equipment, office and recordkeeping equipment, computer hardware and software, and parts and tools.

(c) "Accounts". All accounts and other rights to the payment of money including all debt instruments, contract rights, chattel paper, loans and other receivables, tax refunds, unearned premiums, rebates, documents and all returned or repossessed goods arising from or relating to such accounts or rights.

(d) "General Intangibles". All general intangibles including but not limited to applications for patents, patents, copyrights, trademarks, trade secrets, goodwill, trade names, customer lists, permits, franchises, contracts, and the right to use the Borrower's name.

2. REPRESENTATIONS, WARRANTIES AND AGREEMENTS. Borrower represents, warrants and agrees that:

(a) Borrower is a corporation whose chief executive office is located at the address shown at the beginning of this Agreement, and that this Agreement has been authorized by all necessary corporate action.

(b) The Collateral will be primarily used for business purposes.

(c) Borrower has and will have title to each item of Collateral free and clear of all security interests and other encumbrances, except:

         (i)  the Security Interest;


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         (ii) liens for taxes not delinquent or which the Borrower is contesting in good faith;

         (iii)  liens  securing  purchase  money   indebtedness  to  the  extent
consented to in writing in advance by the Bank;

The Borrower will defend the Collateral against the claims of all persons except the Bank. Borrower will not dispose of any interest in the Collateral without the prior written consent of the Bank, except that, prior to the occurrence of an Event of Default and the revocation by the Bank of the Borrower's right to do so, Borrower may sell Inventory in the ordinary course of business.

(d) Borrower will execute and deliver to the Bank financing statements and any other documents that the Bank may require to perfect its Security Interest in the Collateral, and will not permit any tangible Collateral to be located in any state and/or county in which a financing statement perfecting such Collateral is required to be but has not been filed. Borrower agrees that the Bank may alternatively execute financing statements to perfect the Security Interest in the Collateral where permitted by law.

(e) Each Account and each document is (or will be when arising or issued) the valid and legally enforceable obligation, subject to no defense, set-off or counterclaim (other than those arising in the ordinary course of business) of the obligor shown by the Borrower's records to be obligated to pay such Account. Borrower will not agree to the material modification or cancellation of any such right to payment without the Bank's prior written consent, and will not subordinate any such Account or right to payment to any other claim.

(f)      Borrower will at all times:

         (i) keep all tangible Collateral in good working order and condition, normal depreciation excepted;

         (ii) promptly pay all taxes and other governmental charges levied or assessed upon Collateral;

         (iii) permit the Bank to examine or inspect any Collateral, wherever located, and to examine, inspect and copy Borrower's books and records pertaining to the Collateral and Borrower's business, and to request verifications from account obligors of amounts owed to Borrower;

         (iv) keep accurate and complete records regarding the Collateral and Borrower's business and financial condition and provide the Bank such periodic reports of condition as the Bank may reasonably request;

         (v) promptly notify the Bank of any loss of or material damage to any Collateral or of any adverse change known to Borrower regarding the prospect of payment on any Account;

         (vi) upon Bank's request, promptly deliver to the Bank any instrument, document or chattel paper constituting Collateral, duly endorsed or assigned by Borrower;

         (vii) keep all tangible Collateral insured against loss and damage, including risks of fire (including extended coverage), theft, collision (in case of Collateral consisting of motor vehicles) and such other risks in such amounts as the Bank may reasonably request, with any loss payable to the Bank to the extent of its interest and with the commitment of the insurer to notify the Bank before cancellation;

         (viii) pay when due or reimburse the Bank on demand for all costs of collection of the Obligations and all other out-of-pocket expenses (including in each case all reasonable attorney's fees) incurred by the Bank in connection with this Agreement and the Obligations, including expenses incurred in any litigation or bankruptcy proceedings;



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         (ix) prevent the Collateral from being used or kept in violation of all applicable law;

         (x) obtain a waiver or consent from the owner and any mortgagee of any real property where the Collateral may be located that provides that the Security Interest will at all times be senior to any such interest or lien.

(g) If Borrower breaches any covenant or warranty in this Agreement, and the breach or failure continues for a period of ten calendar days after the Bank gives written notice (or, in the case of the agreement contained in clause (vii) of Section 2(f), immediately upon the occurrence of such failure, without notice or lapse of time), the Bank may in its discretion perform or observe such agreements in the Borrower's or the Bank's name, and may take any other actions which the Bank deems necessary to cure or correct such failure. Borrower shall reimburse the Bank on demand for all costs and expenses (including reasonable attorneys' fees) incurred by the Bank in performing or observing such agreements. If the Borrower fails to reimburse the Bank upon demand, the Bank may cause such amounts to be advanced or added to any of the Obligations secured hereunder, which will bear interest at the highest rate provided under the note designated for this purpose by the Bank at the time of the advance.

(h) Borrower irrevocably appoints the Bank or its delegate as attorney-in-fact of Borrower with the right (but not the duty) to execute, deliver, endorse or file, in the name and on behalf of Borrower, any instruments, documents, financing statements, applications for insurance or other agreements required of Borrower under Section 2 at any time following an Event of Default. Following an Event of Default, the Bank may in its discretion enforce any rights of the Borrower under any contract of insurance, and in the Borrower's or the Bank's name, execute and deliver proofs of claim, receive payment of proceeds, endorse checks and other instruments representing payment of such proceeds, and adjust, litigate, compromise or release any claim against the issuer of any such policy.

3. EVENTS OF DEFAULT. Each of the following occurrences shall constitute an event of default under this Agreement (each an "Event of Default"):

(a) Borrower defaults under the terms of any of the Obligations or any credit agreement relating thereto; or

(b) Borrower materially fails to observe or perform any covenant contained in this Agreement; or

(c) any representation or warranty made by the Borrower and set forth in this Agreement is materially false or misleading.

4. REMEDIES UPON EVENT OF DEFAULT. Upon the occurrence of an Event of Default and at any time thereafter, the Bank may exercise any one or more of the following rights and remedies:

(a) declare all unmatured Obligations to be immediately due and payable, without presentment or other notice or demand;

(b) exercise all rights available upon default to a secured party under the Uniform Commercial Code. The Bank may require Borrower to make the Collateral available to the Bank at a place to be designated by the Bank which is reasonably convenient to both parties, and if notice to Borrower of any intended disposition of Collateral or any other intended action is required by law in a particular instance, such notice shall be deemed commercially reasonable if given in the manner specified in this Agreement at least 10 calendar days prior to the date of any public sale or disposition or the date after which any private sale may occur;

(c) exercise any or all other rights available to the Bank by law or agreement against the Collateral, the Borrower or any other person or property.



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The Bank shall not be obligated to preserve any rights Borrower may have against prior parties, to liquidate or realize on the Collateral at all or in any particular manner or order, or apply any cash proceeds of Collateral in any particular order.

5. OTHER PERSONAL PROPERTY. Unless at the time the Bank takes possession of any tangible Collateral, or at any time within seven days thereafter, the Borrower gives the Bank written notice of the existence of property belonging to the Borrower that does not constitute Collateral, but which is located or found upon or within such Collateral, together with a description of such property, the Bank shall not be responsible or liable to the Borrower with respect to such property unless it has actual knowledge of its existence and location upon or in such Collateral.

6. LOCK BOX, COLLATERAL ACCOUNT. Upon the Bank's request following an Event of Default, the Borrower will direct each obligor on an account to make payments to a special lock box under the control of the Bank. Borrower authorizes and directs the Bank to deposit into a special collateral account to be established and maintained with the Bank all checks, drafts and cash payments, received in said lock box. All deposits to this collateral account shall constitute Collateral and shall not constitute payment of any Obligation. At its option, the Bank may, at any time, apply collected funds on deposit in the collateral account to the payment of the Obligations in such order of application as the Bank may determine, or permit the Borrower to withdraw all or part of the balance of the collateral account. If a collateral account is established, Borrower agrees that it will promptly deliver to the Bank for deposit into the collateral account all payments on Accounts. All such payments shall be delivered to the Bank in the form received (except for Borrower's endorsement where necessary). Until deposited, all payments on Accounts received by Borrower shall be held in trust by the Borrower as the property of the Bank, and shall not be commingled with any funds or property of the Borrower.

7. COLLECTION RIGHTS OF THE BANK. In addition to its rights under Sections 4 and 6, the Bank may, at any time following an Event of Default, notify any account obligor or any other person obligated to pay any amount due with respect to an Account to make payment directly to the Bank. Upon the Bank's request, Borrower will notify such account obligors and other obligors in writing and will state on all invoices to such account obligors or other obligors that the amount due is payable directly to the Bank. At any time after the Bank or Borrower gives such notice to an account obligor or other obligor, the Bank may, in its discretion, and in its own name or in Borrower's name, demand, sue for, collect or receive any money or property at any time payable or receivable on account of, or securing, any such chattel paper, account, or other right to payment, or grant any extension to, make any compromise or settlement with or otherwise agree to waive or change the obligations (including collateral obligations) of any such account obligor or other obligor.

8. AMENDMENTS. This Agreement can be waived, amended or terminated and the Security Interest released, only in an express writing signed by the Bank. A waiver signed by the Bank shall be effective only in the specific instance and for the specific purpose given.

9. NO WAIVER; CUMULATIVE REMEDIES. Delay or failure to act shall not preclude the exercise or enforcement of any of the Bank's rights or remedies. All rights of the Bank shall be cumulative and may be exercised singularly or concurrently, at the Bank's option, and the exercise of any one such right or remedy shall neither be a condition to nor bar the exercise or enforcement of any other.

10. NOTICES. All notices to be given to Borrower shall be deemed sufficiently given if delivered or mailed to the Borrower at the above address or at the most recent address shown on the Bank's records.

11. BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of Borrower and the Bank and their respective heirs, representatives, successors and assigns and shall take effect when signed by Borrower and delivered to the Bank. A photographic or other reproduction of this Agreement or of any financing statement signed by the Borrower shall have the same force and effect as the original.


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12.  APPLICABLE LAW;  SEVERABILITY.  Except to the extent otherwise  required by law, this Agreement shall be governed by the laws of the state in which the Bank's main office is located. If any provision or application of this Agreement is unenforceable in any respect, such unenforceability shall not affect other provisions of this Agreement.

13.  SURVIVAL  OF  REPRESENTATIONS  AND  WARRANTIES.   All  representations  and
warranties contained in this Agreement shall survive the execution, delivery and performance of this Agreement and the creation and payment of the Obligations.

14. INTEGRATION. This Agreement represents the entire understanding of the Bank and Borrower with respect to the Collateral and supersedes all prior oral or written agreements between the parties relating to the Collateral.

         IN WITNESS WHEREOF, this Agreement was executed the day and year first above written.

                                            AEQUITRON MEDICAL, INC.


                                            By: /s/ William M. Milne

                                            Title: Chief Financial Officer